SILVERBACK THERAPEUTICS, INC.

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is made by and between Silverback Therapeutics, Inc., a Delaware corporation, and its successors or assignees (collectively, “Company”), and Jonathan Piazza (“Consultant”), and is entered into as of September 2, 2022 (the “Effective Date”).

1.
Engagement of Services. Company and Consultant may from time to time agree on one or more Statements of Work (each a “SOW”) substantially in the form of the Statement of Work attached to this Agreement and incorporated herein. Subject to the terms of this Agreement, Consultant will provide the services (the “Services”) set forth in each SOW (the “Project(s)”) by the completion dates set forth therein. The manner and means that Consultant chooses to complete the Projects are in Consultant’s sole discretion and control. Consultant will perform the Services necessary to complete the Projects in a safe, timely and professional manner consistent with industry standards and at a location, place and time that Company deems appropriate. In completing the Projects, Consultant agrees to provide Consultant’s own equipment, tools, and other materials at Consultant’s own expense, all of which will be adequate for the task and in good working order; however, Company will make its facilities and equipment available to Consultant when necessary.

2.
Compensation.

2.1
Fees. Company will pay Consultant the fee specified in each SOW as Consultant’s sole compensation for the Project, provided such Project meets the terms of the SOW and this Agreement and is of a quality consistent with industry standards. Consultant will be responsible for all expenses incurred in performing Services under this Agreement, except as set forth in the SOW. Upon termination of this Agreement for any reason prior to completion of an SOW, or upon termination of an SOW, Company will pay Consultant fees and expenses on the basis stated in the SOW for work which is then in progress, within thirty (30) days of the later of Consultant’s invoice and the effective date of such termination.

2.2
Invoicing. Unless otherwise provided in the applicable SOW, (a) payment to Consultant of undisputed fees will be due thirty (30) days following Company’s receipt of an invoice which contains accurate records of the work performed sufficient to document the invoiced fees; and (b) Consultant will submit invoices to Company upon completion of the milestones specified in the applicable SOW or, if no such milestones are specified, on a monthly basis for Services performed in the previous month.

3.
Independent Consultant Relationship. Consultant’s relationship with Company will be that of an independent contractor, and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Consultant (a) is not the agent of Company; (b) is not authorized to make any representation, contract, or commitment on behalf of Company, other than as authorized by an officer of the Company; (c) will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state, or local tax authority with respect to Consultant’s performance of Services and receipt of fees under this Agreement; and (d) is excluded from participating in any fringe benefit plans or programs as a result of the performance of Services hereunder, without regard to Consultant’s independent contractor status, provided by Company to its employees. Consultant agrees, as an independent contractor, that Consultant is not entitled to unemployment benefits in the event this Agreement or any SOW terminates, or workers’ compensation benefits in the event that Consultant is injured in any manner or becomes ill while performing Services under this Agreement. Consultant, at Consultant’s sole cost, expense and discretion, will maintain appropriate insurance coverage and benefits for Consultant and any of Consultant’s employees, including but not limited to workers’ compensation insurance coverage to the extent such coverage is required. If applicable, Company will report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service, as required by law. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws, including laws governing self-employed individuals, if applicable, such as laws related to payment of taxes, social security, disability, and other contributions based on fees paid to Consultant under this Agreement. Consultant hereby agrees to indemnify and defend Company against any and all such taxes or contributions, including penalties and interest. Consultant agrees to provide proof of payment of appropriate taxes on any fees paid to Consultant under this Agreement upon reasonable request of Company.

4.
Intellectual Property Rights.

4.1
Confidential Information. Consultant agrees that during the term of this Agreement and thereafter, except as expressly authorized in writing by an officer of the Company, Consultant (a) will not use or permit the use of Confidential Information (defined below) in any manner or for any purpose not expressly set forth in this Agreement; (b) will not disclose, lecture upon, publish, or permit others to disclose, lecture upon, or publish any such Confidential Information to any third party without first obtaining the Company’s express written consent on a case-by-case basis; (c) will limit access to Confidential Information to Consultant personnel who need to know such information in connection with their work for Company; and (d) will not remove any tangible embodiment of any Confidential Information from Company’s premises without the Company’s prior written consent. “Confidential Information” means all confidential or proprietary information of the Company and includes, but is not limited to, all information related to Company’s business and its actual or anticipated research and development, including without limitation (a) intellectual property, such as, but not limited to, patents patent applications, copyrights, copyright applications, and trade secrets; and (b) the following information: (i) chemical structures, methods of synthesis, pharmaceutical formulations and methods of delivery, physical, chemical or biological materials (such as, but not limited to, reagents, gene sequences, nucleic acids, cell lines, compounds, proteins and vectors), techniques for their handling and use, and samples; (ii) information regarding ideas, technology, and processes (such as, but not limited to, assays, techniques, sketches, schematics, drawings, works of authorship, models, designs, inventions, know-how technical documentation, equipment, algorithms, software programs, formulae); (iii) information concerning or resulting from research and development projects (such as, but not limited to, pre-clinical and clinical data, design details and specifications, engineering information and works in process); (iv) business and financial information (such as, but not limited to, current, future and proposed products and services and plans therefore, financial information and models, information relating to procurement requirements, purchasing, manufacturing, customer lists, personnel information, investors, suppliers, sales information and forecasts, business and contractual relationships, business strategies, marketing techniques and materials, pricing and pricing plans); (v) any information created using the foregoing; (vi) any other information which is designated is “Confidential” or “Proprietary”; and (vii) all such information related to any third party that is disclosed to Company or to Consultant during the course of Company’s business (“Third Party Information”). Notwithstanding the foregoing, it is understood that Consultant is free to use information which is generally known in the trade or industry.

4.2
Competitive or Conflicting Engagements. Consultant agrees, during the term of this Agreement, not to enter into a contract or accept an obligation that is inconsistent or incompatible with Consultant’s obligations under this Agreement. Consultant warrants that there is no such contract or obligation in effect as of the Effective Date. Consultant further agrees not to disclose to Company, bring onto Company’s premises, or induce Company to use any confidential information that belongs to anyone other than Company or Consultant. In addition, Consultant agrees that, during the term of this Agreement, Consultant will not perform, or agree to perform, any services for any third party that engages, or plans to engage, in any business or activity competitive with that of Company.

4.3
Inventions and Proprietary Rights. As used in this Agreement, the term “Invention” means any ideas, inventions, works of authorship, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, formulae, compounds, techniques, developments, designs, artwork, other copyrightable works, and techniques and all Proprietary Rights therein. The term

“Proprietary Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents, moral rights and other intellectual property rights recognized by the laws of any country.
4.4
Background Technology. As used in this Agreement, the term “Background Technology” means (i) all Inventions developed by Consultant other than in the course of providing Services to Company hereunder and (ii) all Proprietary Rights owned by Consultant or a third party that Consultant uses in performing Services under this Agreement or incorporates into Work Product (defined below). Consultant will disclose any Background Technology in the SOW in which Consultant proposes to use or incorporate such Background Technology or otherwise in writing to the Company. If no Background Technology is disclosed in an SOW or disclosed in writing to the Company, Consultant warrants that Consultant will not use Background Technology or incorporate it into Work Product provided pursuant thereto.

4.5
License to Background Technology. Consultant hereby grants (and represents it has the right to grant) to Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and world-wide right, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in the Background Technology incorporated or used in Work Product for the purpose of developing and marketing Company products and services.

4.6
Disclosure of Work Product. As used in this Agreement, the term “Work Product” means any Invention that is solely or jointly conceived, made, reduced or practice, or learned by Consultant in the course of any Services performed for Company or with the use of materials of Company during the term of this Agreement. Consultant agrees to disclose promptly in writing to Company, or any person designated by Company, all Work Product.

4.7
Ownership of Work Product. Consultant agrees that any and all Work Product will be the sole and exclusive property of Company.

4.8
Assignment of Work Product. If Consultant has any rights to the Work Product that are not owned by Company upon creation or embodiment, Consultant agrees to and hereby does irrevocably assign to Company all right, title and interest worldwide in and to such Work Product. Except as set forth below, Consultant retains no rights to use the Work Product and agrees not to challenge the validity of Company’s ownership in the Work Product.

4.9
Waiver or Assignment of Other Rights. If Consultant has any rights to the Work Product that cannot be lawfully assigned to Company, Consultant unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Company with respect to such rights, and agrees, at Company’s request and expense, to consent to and join in any action to enforce such rights. If Consultant has any right to the Work Product that cannot be lawfully assigned to Company or waived by Consultant, Consultant unconditionally and irrevocably grants to Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform and publicly display in any form or medium, whether now known or later developed, make, use, sell, import, offer for sale and exercise any and all such rights.

4.10
Assistance. Consultant agrees to assist Company in every way, both during and after the term of this Agreement, to obtain and enforce United States and foreign Proprietary Rights relating to Work Product in all countries. In the event Company is unable to secure Consultant’s signature on any document needed in connection with such purposes, Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, which appointment is coupled with an interest, to act on Consultant’s behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by Consultant.

5.
Consultant Representations and Warranties. In addition to the warranties in Section 1, Consultant hereby represents and warrants that (a) the Services will be provided in a professional manner and consistent with industry standards and any regulatory requirements; (b) the Services and Work Product will conform to the requirements and terms set forth in the SOW; (c) neither the Services nor the Work Product nor any element thereof will, to the best knowledge of Consultant, infringe or misappropriate the Proprietary Rights of any third party; (d) Consultant will not grant, directly or indirectly, any rights or interest whatsoever in the Work Product to third parties; (e) Consultant has full right and power to enter into and perform this Agreement without the consent of any third party; (g) Consultant has an unqualified right to grant the license to all Background Technology as set forth in the section titled “License to Background Technology” to Company; and (h) Consultant will comply with all laws and regulations applicable to Consultant’s obligations under this Agreement.

6.
Indemnification. Consultant will indemnify and hold harmless Company, its officers, directors, employees, sublicensees, customers and agents from any and all claims, losses, liabilities, damages, expenses and costs (including attorneys’ fees and court costs) (a “Claim”) which result from a breach or alleged breach of any representation, warranty or covenant of Consultant in this Agreement or any intentional misconduct or gross negligence by Consultant or any of its subcontractors, employees, or agents in performing Services under this Agreement. From the date of written notice from Company to Consultant of any such Claim, Company will have the right to withhold from any payments due Consultant under this Agreement the amount of any defense costs, plus additional reasonable amounts as security for Consultant’s obligations under this section.

7.
Term and Termination.

7.1
Termination by Company. The Company may terminate this Agreement or any SOW, with or without cause, at any time upon ten (10) days’ prior written notice to Consultant. The Company also may terminate this Agreement or any SOW immediately in its sole discretion upon Consultant’s material breach of this Agreement or an SOW and/or upon any acts of gross misconduct by Consultant directly affecting this Agreement or the independent contractor relationship.

7.2
Termination by Consultant. Consultant may terminate this Agreement or any SOW, with or without cause, at any time upon fifteen (15) days’ prior written notice to the Company.

7.3
Return of Company Property. Upon termination of the Agreement or an SOW, or upon Company’s request at any other time, Consultant will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Work Product, Third Party Information or Confidential Information of Company and certify to Company in writing that Consultant has fully complied with this obligation. Consultant further agrees that any property situated on Company’s premises and owned by Company is subject to inspection by Company personnel at any time with or without further notice.

7.4
Noninterference with Business. Consultant agrees that information it will acquire as a result of the Services it performs hereunder about employees of and consultants to the Company, including but not limited to their particular skills, abilities and customer contacts, is the confidential and proprietary information of the Company. In order to protect the value of such confidential and proprietary information of the Company, during and for a period of twelve (12) months immediately following termination of this Agreement by either party, Consultant agrees not to interfere with the business and employment relationships of the Company in any manner. By way of example and not of limitation, Consultant agrees not to solicit or induce any employee or independent contractor to terminate or breach an employment, contractual or other relationship with the Company.

7.5
Survival. The following provisions will survive termination of this Agreement: Sections titled “Intellectual Property Rights,” “Consultant Representations and Warranties,” “Indemnification,” “Return of Company Property,” “Survival,” “Noninterference with Business” and “General Provisions.”

8.
Multi-Employee Consultant. If Consultant will be using employees or agents to provide Services pursuant to this Agreement, before any Consultant employee or agent performs Services in connection with this Agreement or has access to Confidential Information, the employee or agent and Consultant must have entered into a binding written agreement that contains provisions substantially equivalent to the sections of this Agreement titled “Engagement of Services” and “Intellectual Property Rights.” At Company’s request, Consultant will provide Company with copies of such agreements. Company reserves the right to refuse or limit Consultant’s use of any employee or agent or to require Consultant to remove any employee or agent already engaged in the performance of the Services. Company’s exercise of such right will in no way limit Consultant’s obligations under this Agreement. Consultant agrees (a) to limit access to the Confidential Information to employees or agents of Consultant who have a reasonable need to have such access in order to perform the Services pursuant to this Agreement; (b) that all such employees or agents will be fully-trained, skilled, competent, and adequately experienced for the Services to be performed; and (c) to be solely responsible for all expenses incurred by any of Consultant’s employees or agents in performing the Services or otherwise performing its obligations under this Agreement, except as set forth in the SOW.

9.
General Provisions.

9.1
Governing Law and Venue. This Agreement and any action related thereto will be governed, controlled, interpreted, and defined by and under the laws of the State of Washington, without giving effect to any conflicts of laws principles that require the application of the law of a different state. Each party hereto hereby expressly consents to the personal jurisdiction and venue in the state and federal courts having jurisdiction in King County.

9.2
Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

9.3
No Assignment. This Agreement, and Consultant’s rights and obligations herein, may not be assigned, subcontracted, delegated, or otherwise transferred by Consultant without Company’s prior written consent, and any attempted assignment, subcontract, delegation, or transfer in violation of the foregoing will be null and void. The terms of this Agreement will be binding upon assignees.

9.4
Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by email, courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, any such notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of such change to the other party.

9.5
Injunctive Relief. Consultant acknowledges that, because Consultant’s Services are personal and unique and because Consultant will have access to Confidential Information of Company, any breach of this Agreement by Consultant would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

9.6
Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

9.7
Further Assurances. Each party hereto agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

9.8
Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties hereto with respect to the subject matters hereof and supersedes and merges all prior discussions between the parties with respect to such subject matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by Consultant and a duly authorized officer of the Company. The terms of this Agreement will govern all SOWs and Services undertaken by Consultant for Company. In the event of any conflict between this Agreement and a SOW, the terms of the SOW will govern, but only with respect to the Services set forth therein.

[Signature page follows]

In Witness Whereof, the parties hereto have caused this Consulting Services Agreement to be executed by their duly authorized representatives.

COMPANY:

Silverback Therapeutics, Inc.

/s/: Jeffrey C. Pepe

(Signature)

By: Jeffrey C. Pepe

Title: Interim CEO, General Counsel, and Corporate Secretary

Address: 500 Fairview Avenue N., #600

Seattle, WA 98109

Legal@silverbacktx.com

CONSULTANT:

/s/: Jonathan Piazza

(Signature)

By: Jonathan Piazza

STATEMENT OF WORK NO. 1

This Statement of Work No. 1 (“SOW”) is made by and between Silverback Therapeutics, Inc., a Delaware corporation, and its successors or assignees (collectively, “Company”), and Jonathan Piazza (“Consultant”), and is effective as of September 2, 2022 (the “SOW Effective Date”). This SOW is incorporated into the Consulting Services Agreement by and between Company and Consultant effective as of September 2, 2022 (the “Agreement”). This SOW anticipates Services and Work Product to be performed and provided by Consultant pursuant to the Agreement. If any item in this SOW is inconsistent with the Agreement prior to such incorporation, the terms of this SOW will control, but only with respect to the Services to be performed under this SOW. Capitalized terms used but not defined herein have the same definitions as contained in the Agreement.

1.
Scope of Services and Deliverables. Company has entered into that certain Agreement and Plan of Merger and Reorganization dated July 21, 2022 between ARS Pharmaceuticals, Inc., Company, and Sabre Merger Sub, Inc., amended effective August 11, 2022 (collectively, the “Merger Agreement”). During the Term, Consultant shall provide, on an as-needed basis, not to exceed 20 hours per week unless mutually agreed, transition services and advise, consult and support the Company’s management team in connection with the closing of the Merger (defined in the Merger Agreement), winddown activities related thereto, preparation and filing of 10-Q, investor-related activities, and any Asset Dispositions (as defined in the Merger Agreement), and other services to and for the Company, and shall report directly to the Company’s Interim Chief Executive Officer.

2.
Specifications for Services and Deliverables. N/A

3.
Period of Performance: September 2, 2022 through November 30, 2022 or close of Merger, whichever is later.

4.
Payment of Fees. Consultant will be paid at an hourly rate of $350.00 for the Services. In addition, as consideration for the Services, the Company will consider the change of status from an employee to a consultant (effective as of the Effective Date), and the Services during the Term (i) to constitute “Continuous Service” for purposes of the Company’s 2020 Equity Incentive Plan (as amended, the “2020 Equity Plan”) and (ii) to not constitute a “Termination” under the Company’s 2016 Equity Incentive Plan (as amended, the “2016 Equity Plan”, and together with the 2020 Equity Plan, the “Equity Plans”), and, therefore, Consultant’s outstanding equity awards will continue to vest in accordance with their terms during the Term; provided, however that any stock options that are “incentive stock options” under Section 422 of the Internal Revenue Code shall cease to be “incentive stock options” upon the three (3) month anniversary of the Effective Date. All terms, conditions and limitations applicable to Consultant’s equity awards will continue to be subject to the Equity Plans and any applicable grant documentation.

5.
Expenses. Consultant will be reimbursed for third party expenses (at cost) if approved in writing in advance by the Company. Consultant will invoice the Company monthly for services and expenses and will provide such reasonable receipts or other documentation of expenses as Client might request, including copies of time records.

[Signature page follows]

In Witness Whereof, the parties hereto have caused this SOW to be executed by their duly authorized representatives.

Jonathan Piazza

Signed: /s/: Jonathan Piazza

Printed Name: Jonathan Piazza

Silverback Therapeutics, Inc.

Signed: /s/: Jeffrey C. Pepe

Printed Name: Jeffrey C. Pepe

Title: Interim CEO, General Counsel, and Corporate Secretary